Exhibit 5.1

Zysman, Aharoni, Gayer & Co., Law Offices

Alcobra Ltd.

Azrieli Triangle Building, 39th Floor

132 Derech Menachem Begin

Tel Aviv 6701101 Israel

Ladies and Gentlemen:

We have acted as counsel for Alcobra Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the underwritten public offering of up to 7,101,250 of the Company’s ordinary shares, par value NIS 0.01 per share (the “Shares”) (which amount includes 926,250 Shares for which the Representatives (as defined below) have been granted an option), pursuant to the registration statement on Form F-3 (Registration No. 333-197411) (such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement dated August 1, 2014 (the “Prospectus Supplement”, together with the base prospectus, the “Prospectus”). Jefferies LLC and Barclays Capital Inc. (the “Representatives”) will be acting as representatives to the underwriters for the offering pursuant to a certain Underwriting Agreement (the “Underwriting Agreement”) dated November 13, 2015, by and between the Company and the Representatives.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Articles of Association, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares sold or to be sold by the Company to the Representatives as described in the Registration Statement and the Prospectus Supplement have been duly authorized and have been, or upon delivery of such Shares and payment therefor in accordance with the Underwriting Agreement will be, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 6-K dated November 13, 2015, which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Zysman, Aharoni, Gayer & Co., Law Offices
Zysman, Aharoni, Gayer & Co., Law Offices